EXHIBIT 99.1

                           FARMERS & MERCHANTS BANCORP
                   REPORTS RECORD THIRD QUARTER 2005 EARNINGS

Kent A. Steinwert, President and Chief Executive Officer of Farmers & Merchants Bancorp, announced that the Company earned record net income for the third quarter and the nine month period ending September 30, 2005. The results represented THE 31ST CONSECUTIVE QUARTER that Farmers & Merchants Bancorp's net income increased over the same period the prior year.

Farmers & Merchants Bancorp reported record net income of $4.75 million for the quarter ending September 30, 2005. Earnings per share of common stock outstanding for the third quarter were $5.74, up 13.4% from the third quarter of the prior year. In addition, loans outstanding grew 12.2%, total core deposits, excluding time deposits, increased 6.2%, and total average assets were $1.27 billion up 7.2% over the third quarter of 2004. Return on average assets for the quarter was 1.50%, and return on average equity was 15.73%, an improvement of 76 basis points over the third quarter of the prior year. The Company continues to maintain a high quality loan portfolio with non-performing assets as of September 30, 2005 totaling .03% of loans. In management's opinion, the Company's loan loss reserve remains adequate at $17.91 million or 1.9% of total gross loans.

For the nine month period ending September 30, 2005, net income reached a record $13.77 million, and earnings per share of common stock were $16.59, up 13.6% over the same period in the prior year. Return on average assets for the nine month period was 1.47%, and return on average equity was 15.31%, an improvement of 77 basis points over the prior year.

Steinwert stated, "We continue to be very pleased with our financial performance. During the third quarter our net interest margin further strengthened which, when combined with continued year-over-year loan and core deposit growth, demonstrates our ability to penetrate markets and deliver strong earnings results. Considerable attention continues to be focused on the Company's previously announced branch expansion program, a key element in our strategy to provide a solid platform for future growth and profitability."

Farmers & Merchants Bancorp is the parent of Farmers & Merchants Bank of Central California, also known as F&M Bank. Founded in 1916, the institution is a full service community bank and proudly serves California's Great Central Valley through 19 branch offices conveniently located from Sacramento to Turlock.

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FORWARD LOOKING STATEMENTS

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, loan production, balance sheet management, expanded net interest margin, the ability to control costs and expenses, interest rate changes and financial policies of the United States government and general economic conditions. Additional information on these and other factors that could affect financial results are included in our Securities and Exchange Commission filings. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements contained herein to reflect future events or developments.